Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES, INC. NAMES NEW BOARD MEMBER

POWHATAN, VA., May 14, 2008 / PR Newswire- First Call / - The Board of Directors of Central Virginia Bankshares, Inc. (NASDAQ: CVBK) announced at its Annual Meeting of Shareholders on May 13, 2008, that Mr. Clarke C. Jones had been elected, at a board of directors meeting held earlier that day, as a new director of the board. Mr. Jones will fill the vacancy created by the death of director Larry D. Wallace on December 21, 2007.

Clarke C. Jones: Is currently fulfilling a lifelong dream of being a freelance professional writer. Mr. Jones retired in 2007 as President of Scaffolding Solutions, LLC of Richmond Virginia. Prior to then, he had a thirty-one year career with Saunders Oil Company in Richmond Virginia. Mr. Jones began his career with Saunders Oil Company as an assistant bookkeeper, warehouseman, and delivery driver, by the time he left the company, in 2001; he was its Executive Vice President. Mr. Jones holds a BS in Finance from the University of Richmond.

Mr. Ralph Larry Lyons, President and CEO, commented”...Clarke Jones is an excellent addition to our board of directors. His financial acumen and diverse management experience will be invaluable to Central Virginia Bank, and will further strengthen our board.” Mr. Jones has not yet been assigned to any committees pending the board’s annual organizational meeting in June 2008.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 35 year-old, $500 million community bank with its headquarters in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III, Senior Vice President and Chief Financial Officer of Central Virginia Bankshares, Inc., 804-403-2002